QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.26

EMPLOYMENT AGREEMENT DATED APRIL 24, 2002 BETWEEN
VIA NET.WORKS, INC. AND MATT S. NYDELL

        This Employment Agreement (the "Agreement") is being entered into between VIA NET.WORKS, Inc. ("VIA") and Matt S. Nydell (the "Executive"). For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, VIA and Executive (sometimes hereafter referred to as the "parties") agree as follows:

        1.    Employment and Duties.    VIA agrees to continue employing Executive, and Executive accepts continued employment with VIA, upon the terms set forth in this Agreement. Executive shall serve as the Senior Vice President, General Counsel and Secretary of VIA and shall perform such duties as are customarily performed by persons with similar positions in similar companies and shall report to VIA's Chief Executive Officer and Board of Directors. Executive shall discharge his responsibilities and in all other respects shall serve VIA faithfully and to the best of his ability.

        2.    Term; At Will Employment Status.    Executive's employment with VIA shall continue indefinitely until terminated by either party in accordance with Paragraph 4 below. VIA and Executive agree that Executive's employment with VIA shall and at all times be "at will." Executive's employment may be terminated unilaterally by either party at any time for any reason, with or without Cause or Good Reason and with or without notice.

        3.    Compensation and Benefits.

          (a)    Salary.    During Executive's employment, VIA shall pay Executive an annual base salary of not less than $225,000 ("Base Salary"). Executive's Base Salary shall be paid in accordance with VIA's usual payroll practices and policies and shall be less standard deductions for federal, state, and local taxes. Executive shall be eligible for merit increases and increases relating to promotions in accordance with past practice.

          (b)    Benefits.    During Executive's employment, Executive shall be eligible for all benefits provided to other VIA executive employees, provided that Executive qualifies for such benefits. Any and all benefits offered by VIA may be supplemented, discontinued, or changed from time to time at VIA's sole discretion.

          (c)    Bonus.    In addition to his ongoing eligibility for bonuses under the senior executive bonus plan applicable to VIA senior executives, Executive will be able to participate, in any additional awards, enhancements, or increases in value that may be implemented by VIA's Compensation Committee relating to VIA's incentive and equity compensation plans.

        4.    Termination.    Executive's employment under this Agreement shall terminate upon occurrence of any of the following:

          (a)    By VIA.

              (i)  VIA may terminate Executive's employment at any time for any reason, with or without Cause and with or without notice. If VIA terminates Executive's employment without Cause, then Executive is entitled to the Severance set forth in Paragraph 5 below. If VIA terminates his employment with Cause, he shall not be entitled to any severance, but he shall be entitled to a payment of all accrued but unused vacation.

            (ii)  As used herein, "Cause" shall mean (aa) the commission of a felony or a crime involving moral turpitude; (bb) gross negligence or willful misconduct with respect to VIA or any of its affiliates; (cc) a material breach of this Agreement by Executive that is not corrected within five (5) days after Employee receives written notice of such breach; (dd) the failure of Executive, within ten (10) days after receipt by Executive of written notice thereof from VIA, to comply with proper and lawful instructions, within the scope of Executive's duties, or to take, or fail to take, any action, within the scope of Executive's duties, which does or which may materially or adversely affect VIA's business or operations; or (ee) harassment or discrimination against VIA's employees, customers or vendors in violation of VIA's policies.

          (b)    By Executive.

              (i)  Executive may terminate his employment at any time for any reason, with or without Good Reason and with or without notice. If Executive terminates his employment with Good Reason at any time, or if he terminates his employment after October 31, 2002 without Good Reason, then Executive is entitled to the Severance set forth in Paragraph 5 below. If Executive terminates his employment without Good Reason prior to November 1, 2002, he shall not be entitled to any Severance set forth in Paragraph 5 below, but he shall be entitled to a payment of all accrued but unused vacation.

            (ii)  As used herein, "Good Reason" shall mean: (aa) a geographical relocation of Executive without his consent more than thirty-five (35) miles from his work location, unless as part of such relocation, VIA offers Executive a competitive relocation or executive expatriate package, as determined by Spencer Stuart Management Consultants for a period of no less than 12 months; (bb) a material change in Executive's duties, role, reporting relationship or responsibilities; (cc) a reduction in VIA's annualized revenues below $50,000,000, or the approval by VIA's stockholders of the liquidation or dissolution of the Company; (dd) a material breach of this Agreement by VIA which is not corrected within five (5) days after VIA receives written notice of such breach; or (ee) a change of control. As used herein, "change of control" shall mean VIA's stockholders' approving a merger, consolidation, reorganization, recapitalization, exchange offer, acquisition, or disposition of assets or any other transaction or series of transactions (whether or not pursuant to a stockholder vote) after the consummation of which any person, entity or group (within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) would become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the outstanding shares of VIA's common stock or 50% or more of the combined voting power of VIA's then outstanding securities (determined under paragraph (d) of Rule 13d-3 promulgated under the Exchange Act, in the case of rights to acquire common stock or other securities).

        5.    Severance.    Executive's Severance, if any, shall consist of the following:

          (a)    Payment.    VIA shall pay Executive an amount equal to one year of his Base Salary in effect at the time of his termination. This payment shall be made no later than five (5) days after the date of Executive's termination of employment and shall be reduced by standard deductions for federal, state, and local taxes as determined by VIA.

          (b)    Insurance.    For a period of one year following the date of his termination of employment, VIA shall continue to provide Executive with health and dental insurance, life insurance, accidental death and disability insurance, and long- and short-term disability insurance on the same terms as such insurance was provided to him during his employment (which may include his continuing to pay a portion of the premiums for such insurance), provided that such continuation is allowed under VIA's then-applicable benefit plans. To the extent that continuation is not allowed or is not practicable, VIA shall instead pay to Executive, no later than five (5) days after the date of Executive's termination of employment, a lump sum payment, less applicable withholdings, equal to twelve months' premiums for COBRA continuation coverage plus twelve months' premiums under VIA's life insurance policy and disability insurance coverage then-applicable to Executive.

          (c)    Bonus.    With respect to the bonus for the calendar year in which Executive's employment is terminated, VIA shall pay Executive a pro rata portion (equal to the length of his employment during the calendar year) of the product of his Base Salary at time of his termination and Percentage. As used herein, Percentage shall equal the sum of the bonuses paid with respect to the two (2) calendar years prior to the calendar year in which his termination occurs divided by the sum of his Base Salary for each of those two years. Such bonus shall be paid in a lump sum, subject to applicable withholdings, no later than five (5) days after the date of Executive's termination of employment.

          (d)    Stock Options.    Executive and VIA acknowledge that VIA has granted Executive, under VIA's 1998 Stock Option and Restricted Stock Plan (as amended), a number of separate options to purchase a number of shares of common stock ("Option Grants"). The parties agree that Executive's Option Grants shall be deemed immediately and fully vested as of the date of the termination of his employment, and that the exercise period for such Option Grants, at the exercise price(s) provided therein, shall be extended through the date that is one (1) year from the date of Executive's termination, and such Option Grants shall not be subject to any restrictions limiting Executive's ability to compete with VIA; provided that this sentence shall not apply if Executive terminates his employment after October 31, 2002 without Good Reason. The parties agree that the terms of this Paragraph 5(d) (only if Executive becomes entitled to Severance) shall constitute amendments to any and all Incentive Stock Option Agreements ("ISO Agreements") that have been previously agreed to by the parties and that, except as amended by this Agreement, the terms and conditions of the ISO Agreements shall remain in full force and effect.

          (e)    Excise Tax Restoration Payment.    In the event that it is determined that any payment, benefit, or distribution made by VIA, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of VIA's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Paragraph 5 or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code (or any similar excise tax or penalty) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax, such that the Executive shall have no out-of-pocket costs as a result of the Excise Tax or the Excise Tax Restoration Payment.

        The parties acknowledge and agree that payment of any severance and benefits under this Paragraph 5 shall be contingent upon the Executive signing the Mutual Release of Claims attached hereto as Attachment A (the "Release"); provided, that in the event Executive executes the Release, but VIA fails to execute the Release, Executive shall nevertheless be entitled to the severance and benefits described under this Paragraph 5 and Executive's execution of the Release shall not take effect.

        6.    Stock Options.    Notwithstanding the foregoing, Executive and VIA acknowledge that VIA granted Executive, under VIA's 1998 Stock Option and Restricted Stock Plan (as amended), Option Grants. The parties agree that if, during Executive's employment, VIA's stockholders' approve the liquidation or dissolution of the company, Executive's Option Grants shall be deemed immediately and fully vested as of such date of approval, and that after such date of approval, such Option Grants shall not be subject to any restrictions limiting Executive's ability to compete with VIA. The parties agree that the terms of this Paragraph 6 (only if such a liquidation or dissolution ever occurs) shall constitute amendments to any and all ISO Agreements that have been previously agreed to by the parties and that, except as amended by this Agreement, the terms and conditions of the ISO Agreements shall remain in full force and effect.

        7.    Non-Disclosure of This Agreement.    The parties agree that from and after the date of Executive's receipt of this Agreement, they will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, provided that Executive may make disclosure hereunder (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by VIA; (ii) to his tax advisor(s) as may be necessary for the preparation of tax returns or other reports required by law; (iii) to his attorney(s) as may be necessary to secure advice concerning this Agreement; and (iv) to members of his family, and provided further that VIA may make disclosure (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by Executive; (ii) to the members of its Board of Directors, senior management team, and accounting and tax personnel; and (iii) as may be reasonably necessary to negotiate or implement this Agreement. Executive agrees that prior to his disclosing such information (except disclosures required by law or legal process or as authorized in writing by VIA) he will inform the recipients that they are bound by the limitations of this Paragraph 7. Notwithstanding the foregoing provisions of this Paragraph 7, if this Agreement is filed as an Exhibit to any Form 10-K or Form 10-Q, Executive's nondisclosure obligations under this Paragraph 7 shall thereupon terminate.

        8.    Proprietary and/or Confidential Information.    Executive acknowledges that during his employment with VIA, he has had and will have access to trade secrets and other confidential and/or proprietary information ("Confidential Information"). Executive agrees that he shall continue to abide and be bound by the promises and obligations in all confidentiality agreements that he has or may have signed with VIA or its affiliates, including but not limited to the VIA NET.WORKS, INC. Employee Confidentiality Agreement. In addition, Executive agrees that he will use his utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he shall not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information. Executive acknowledges that as used in this Agreement, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing business for VIA, and technological innovations in any stage of development. "Confidential Information" also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of VIA. Such information is, and shall remain, the exclusive property of VIA, and Executive agrees that he shall promptly return all such information to VIA upon the termination of his employment.

        9.    Return of Property.    Executive agrees that upon the termination of his employment for any reason, he will deliver to VIA the originals and all copies of all files, documents, papers, materials and other property of VIA or its affiliates relating to their affairs, which may then be in his possession or under his control. Executive may retain only personal correspondence and notes relating to the duties and responsibilities of his employment.

        10.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns, and Executive's heirs, executors and administrators.

        11.    Entire Agreement; Amendment.    This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and the parties expressly agree that this Agreement supersedes any employment or consulting contract Executive has or may have with VIA and any other Agreement between Executive and VIA, including without limitation any VIA stock plan. Each party acknowledges and agrees that in executing this Agreement they do not rely upon any oral representations or statements made by the other party or the other party's agents, representatives or attorneys with regard to the subject matter of this Agreement. This Agreement may not be altered or amended except by an instrument in writing signed by both parties hereto.

        12.    Breach or Violation.    Executive acknowledges that any breach of this Agreement (including without limitation any breach of Paragraphs 1, 7, and 8) would cause VIA substantial irreparable injury. Executive agrees that in the event of any violation of this Agreement, in addition to any damages allowed by law, VIA shall be entitled to injunctive and/or other equitable relief.

        13.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

        14.    Waiver.    Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

        15.    Assignment.    This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

        IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

MATT S. NYDELL		VIA NET.WORKS, INC. 12100 Sunset Hills Road, Suite 110 Reston, Virginia 20190
/s/ MATT S. NYDELL		By:	/s/ KARL MAIER Karl Maier Chief Executive Officer
Date:	April 24, 2002		Date:	April 24, 2002
Witness:			Witness:

QuickLinks

  EXHIBIT 10.26
EMPLOYMENT AGREEMENT DATED APRIL 24, 2002 BETWEEN VIA NET.WORKS, INC. AND MATT S. NYDELL